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                                                                  EXHIBIT 23.1





                      [Coopers & Lybrand L.L.P. Letterhead]


                       CONSENT of INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in thr Prospectus Supplement dated March 24, 1997 (to Prospectus dated December 4, 1996) of Prudential Securities Secured Financing Corporation relating to ABFS Mortgage Loan Trust 1997-1 of our report dated January 24, 1997, on our audits of the consolidated financial statements of Financial Security Assurance Inc., and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."


                                             /s/  COOPERS & LYBRAND L.L.P.

                                             COOPERS & LYBRAND L.L.P.

New York, New York
March 25, 1997